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                                                                    Exhibit 12.1


                          VERITAS SOFTWARE CORPORATION
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)

                                                  SIX MONTHS ENDED                           YEAR ENDED
                                                      JUNE 30,                              DECEMBER 31,
                                                --------------------  -------------------------------------------------------
                                                   2004       2003       2003       2002       2001        2000        1999
                                                ---------  ---------  ---------  ---------  ---------   ---------   ---------
Fixed charges
      Interest expense                          $  11,702  $  15,536  $  30,401  $  30,267  $  29,381   $  32,070   $  15,659
      Interest related to rental expense           31,129     40,191     70,149     68,179     64,183      35,185      17,363
                                                ---------  ---------  ---------  ---------  ---------   ---------   ---------
         Total fixed charges                    $  42,831  $  55,727  $ 100,550  $  98,446  $  93,564   $  67,255   $  33,022
                                                =========  =========  =========  =========  =========   =========   =========
Earnings:
      Income (loss) before income taxes         $ 271,945  $ 141,420  $ 381,636  $ 129,038  $(517,874)  $(526,706)  $(460,527)
      Fixed charges                                42,831     55,727    100,550     98,446     93,564      67,255      33,022
                                                ---------  ---------  ---------  ---------  ---------   ---------   ---------
         Total earnings (loss) for computation
         of ratio                               $ 314,776  $ 197,147  $ 482,186  $ 227,484  $(424,310)  $(459,451)  $(427,505)
                                                =========  =========  =========  =========  =========   =========   =========
Ratio of earnings to fixed charges (1)                7.3        3.5        4.8        2.3         --          --          --

(1) For our fiscal years ended December 31, 2001, 2000 and 1999, earnings were inadequate to cover fixed charges by $517.9 million, $526.7 million and $460.5 million, respectively.